Exhibit 99.1

MEDIMMUNE REPORTS RECORD REVENUES AND EARNINGS FOR FIRST QUARTER 2004

First Quarter 2004 Highlights
o   Total revenues increased 13 percent to $489 million
o   Supplemental biological license application filed for liquid Synagis®
o   Positive data announced for CAIV-T, human papillomavirus vaccine, PCDGF and EphA2 programs
o   Completed enrollment in two Phase 2 Vitaxin® trials
o   Initiated Phase 1 RSV treatment trial for Numax(TM)
o   $168 million in MedImmune Vaccines 5.25% convertible debt redeemed

GAITHERSBURG, MD, April 21, 2004 – MedImmune, Inc. (Nasdaq: MEDI) today announced that total revenues for the 2004 first quarter grew 13 percent over the 2003 first quarter to $489 million. This growth was primarily due to increased worldwide sales of Synagis (palivizumab) to $422 million in the 2004 first quarter. Reported worldwide sales of Synagis in the 2003 first quarter were $391 million, which reflected a favorable adjustment of approximately $14 million due to lower sales allowances. Absent this favorable adjustment, growth in Synagis in the 2004 quarter would have been 12 percent over the 2003 first quarter.

In the 2004 first quarter, MedImmune also recognized $31 million in revenues related to FluMist™ (Influenza Virus Vaccine Live, Intranasal), including transfer payments, royalties and reimbursements from Wyeth, the company’s co-promotion partner for the vaccine. As discussed in MedImmune’s March 1, 2004 guidance press release, discussions are ongoing with Wyeth regarding their continued role, if any, in the development and commercialization of FluMist. Further information will be provided when discussions are concluded.

“During the first quarter of 2004, MedImmune made substantial progress on a number of fronts,” stated David M. Mott, president and chief executive officer. “Net earnings were strong due to double-digit growth in revenues, while several key clinical programs made solid progress. We completed enrollment in two of our four Phase 2 clinical trials for Vitaxin; we initiated a treatment study with Numax; we announced encouraging data from two Phase 3 trials with CAIV-T; and our partners at GlaxoSmithKline presented positive Phase 2 results for our joint human papillomavirus vaccine program. We look forward to continuing to make progress on both the commercial and development fronts throughout 2004.”

MedImmune’s net earnings for the 2004 first quarter were $111 million, or $0.44 per diluted share, compared to net earnings of $110 million, or $0.43 per diluted share in the 2003 first quarter.

Gross margins on product sales for the 2004 first quarter were 67 percent, down nine percentage points from last year, largely due to the impact of 2003/2004 FluMist seasonal sales and cost of sales recognized in the first quarter of 2004. Gross margins for the 2004 first quarter were also adversely impacted by the write-down of the 2004/2005 FluMist seasonal inventory produced in the first quarter 2004.

Research and development (R&D) expenses increased to $50 million in the 2004 first quarter from $32 million in the 2003 first quarter largely due to increased expenses from ongoing and additional clinical and preclinical trials for product candidates, including Vitaxin, Numax, FluMist and CAIV-T.

Selling, general and administrative (SG&A) costs in the 2004 first quarter increased to $124 million from $115 million in the comparable 2003 period, due primarily to increased legal costs and higher marketing and promotion expenses, principally for Synagis.

Other operating expenses declined to $2 million in the 2004 first quarter. In the 2003 first quarter, other operating expenses totaled $21 million and included the costs for manufacturing FluMist prior to the vaccine’s approval in June 2003.

Cash and marketable securities at March 31, 2004 were $2.0 billion, up from $1.9 billion at December 31, 2003, primarily due to cash flow from the company’s ongoing business operations, partially offset by the March 31, 2004 redemption of the outstanding $168 million principal amount of MedImmune Vaccines’ 5.25% convertible debentures due 2008.

2004 Guidance

As a convenience to investors, MedImmune provides guidance and objectives, all of which are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. Consequently, actual results may differ materially from the guidance and objectives described in this release. Please refer to the Disclosure Notice below.

For the year ending December 31, 2004, MedImmune’s guidance remains consistent with that discussed in the guidance press release issued on March 1, 2004. For the second quarter, 2004, MedImmune projects its revenues to be in the range from $93 million to $98 million, and the loss per share for the quarter is projected to range from $0.13 to $0.16. As a reminder, MedImmune’s quarterly results are significantly impacted by the seasonality of its marketed products, primarily that of Synagis and FluMist, which are used to prevent respiratory viruses that are prevalent during the winter months.

Conference Call & Webcast

MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Wednesday, April 21, 2004 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via our website until April 28, 2004. An audio replay of the webcast will be available, beginning at 10:00 a.m. eastern time on April 21, 2004 and ending at midnight on April 28, 2004 by calling (888) 286-8010. The passcode for the audio replay is 80538634.

About MedImmune

MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. MedImmune actively markets four products, Synagis® (palivizumab), Ethyol® (amifostine), FluMist™ (Influenza Virus Vaccine Live, Intranasal), and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs approximately 1,800 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune and its products, visit the company’s website at www.medimmune.com.

Synagis is marketed for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus in pediatric patients at high risk of RSV disease, which is prominent in the Northern Hemisphere from October through May. Ethyol is marketed for the reduction of both cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer or non-small cell lung cancer and moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid gland. FluMist is marketed for active immunization for the prevention of disease caused by influenza A and B viruses in healthy children and adolescents, 5-17 years of age, and healthy adults, 18-49 years of age. CytoGam is marketed for the prophylaxis against cytomegalovirus disease associated with transplantation of kidney, lung, liver, pancreas, and heart. For full prescribing information of all of MedImmune’s products, see the company’s website at www.medimmune.com.

DISCLOSURE NOTICE: The information contained in this document is as of March 31, 2004 will not be updated as a result of new information or future events. This document contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties. You can identify those statements by the fact that they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects. Consequently, actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially are: seasonal demand for and supply of Synagis and FluMist; the commercial viability of FluMist; availability of competitive products in the market; availability of third-party reimbursement for the cost of our products; effectiveness and safety of our products; exposure to product liability, intellectual property or other types of litigation; foreign currency exchange rate and interest rate fluctuations; changes in generally accepted accounting principles; growth in costs and expenses; the impact of acquisitions, divestitures and other unusual items; and the risks, uncertainties and other matters discussed in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q, its current reports on Form 8-K and other filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease and influenza occur primarily during the winter months; MedImmune believes its operating results will reflect that seasonality for the foreseeable future. MedImmune is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. This press release can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

— Tables Follow —

MedImmune, Inc.

Consolidated Statements of Operations (Unaudited) (1)

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues:
Product sales	$483,209	$431,109
Other revenue	5,792	3,511

	489,001	434,620

Costs and expenses:
Cost of sales	158,193	103,340
Research and development	49,764	31,671
Selling, general and administrative	123,732	115,244
Other operating expenses	1,818	21,456

	333,507	271,711

Interest income, net	14,507	11,191
Gain/(loss) on investment activities	6,234	(257)

Earnings before income taxes	176,235	173,843
Provision for income taxes	65,207	64,322

Net earnings	$111,028	$109,521

Basic earnings per share:	$0.45	$0.44

Shares used in computing
basic earnings per share	248,180	251,499

Diluted earnings per share	$0.44	$0.43

Shares used in computing
diluted earnings per share	250,896	256,514

(1)     Certain prior year amounts have been reclassified to conform to the current presentation.

MedImmune, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2004	2003
	(unaudited)
Assets:
Cash and marketable securities	$1,958,790	$1,900,149
Trade and contract receivables, net	156,170	166,220
Inventory, net	59,308	91,703
Deferred taxes, net	129,660	180,602
Property and equipment, net	281,657	273,597
Goodwill and intangible assets, net	106,206	110,308
Other assets	68,582	72,091

	$2,760,373	$2,794,670

Liabilities and shareholders' equity:
Accounts payable	$19,342	$22,116
Accrued expenses	354,451	299,843
Advance from Wyeth	24,401	51,910
Other liabilities	34,587	39,507
Long term debt	507,770	682,076
Shareholders' equity	1,819,822	1,699,218

	$2,760,373	$2,794,670

Common shares outstanding	248,258	248,036

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